Exhibit 10-46

Exelon Corporation

10 South Dearborn Street – 37th Floor

Chicago, Illinois 60603

November 1, 2004

Mr. Oliver D. Kingsley, Jr.

252 Highland View Drive

Birmingham, Alabama 35242

Dear Oliver:

I am writing to confirm our agreement regarding the disposition of the shares of Exelon Corporation (“Exelon”) common stock that you currently own, any shares of Exelon common stock that you may receive from us pursuant to any performance share or other incentive awards, and any shares of Exelon common stock that you may acquire upon the exercise of your options to purchase such shares of common stock.

Share Repurchase. We have agreed to repurchase shares (including shares deliverable upon the exercise of options) held by you as follows:

•	172,765 shares on November 17, 2004 and

•	187,235 shares on February 9, 2005.

We have agreed to make those repurchases at a purchase price per share (the “Purchase Price”) equal to the weighted-average of the closing prices of Exelon common stock as reported on the New York Stock Exchange composite transactions tape for each of the ten trading days ending immediately before the second business day preceding the scheduled repurchase date. You will receive the Purchase Price, in the case of shares that you hold that we repurchase, and will receive the difference between the Purchase Price and the option exercise price per share, in the case of shares that you would hold if you exercised any unexercised vested options that you elect to include in such repurchase. You have agreed to notify us at least three business days in advance of a scheduled repurchase date if you wish to include in that repurchase any shares issuable upon the exercise of any unexercised vested options that you hold. The aggregate amount we remit to you in connection with any repurchase (i) will be reduced for any federal income or other taxes that we are required to withhold in connection with that repurchase and any stock option exercise fees and (ii) will be wire transferred to such bank account as you shall direct in a written notice delivered to us at least three business days in advance of the scheduled repurchase date. You will deliver to us any documentation required to effect or confirm the transfer of the repurchased shares to us, including, in the case of any unexercised stock option, any required notice of exercise.

Other Permitted Sales. You have agreed not to transfer beneficial ownership of any shares of Exelon common stock that you currently own, any shares of Exelon common stock that you may receive from us pursuant to any performance share or other incentive awards, and any shares of Exelon common stock that you may acquire upon the exercise of your options to purchase such shares (including any shares retained or liquidated to pay the exercise price or any applicable exercise fees or taxes), except as provided in the preceding paragraph and this paragraph. We have agreed that you may sell up to 360,000 shares (including any shares acquired upon the exercise of stock options and any shares retained or liquidated to pay the exercise price or any applicable exercise fees or taxes) at any time after May 1, 2005. We have also agreed that you may sell or otherwise transfer any shares that you continue to hold (including any shares acquired upon the exercise of stock options) at any time after January 1, 2006. Finally, we have agreed that you may transfer any shares and, subject to the terms of the applicable agreement and related plan, any unexercised stock options, that you currently hold to

Mr. Oliver D. Kingsley, Jr.

November 1, 2004

Sally Y. Kingsley, not individually but as Trustee of the Kingsley 2004 Charitable Lead Annuity Trust, and to Sally Y. Kingsley, not individually but as Trustee of the Kingsley 2004 Annuity Trust; provided any such transferee trust must agree in writing to observe the transfer restrictions contained in this letter with respect to such shares or options to the same extent as you would be required and you shall remain responsible for any such transferee trust’s compliance. In connection with any sales permitted under this paragraph, you have agreed to consult us in advance as to the timing and amount of the proposed sale. You have also agreed to use reasonable efforts to moderate those sales.

We have indicated to you that we will consider removing some or all of the sales restrictions contained in the foregoing paragraph. Any such removal would be subject to our discretion. Notwithstanding any such removal, you would still be responsible for compliance with any restrictions on your sales and reporting obligations arising under the Federal securities laws.

Representations. We represent to you that we are authorized to enter into the agreements set forth in this letter. You have represented to us that (i) you are able to enter into the agreements set forth in this letter, (ii) you have had sufficient access to information regarding Exelon and its business, financial condition, results of operations and prospects, and are sufficiently knowledgeable regarding those matters, in order to make an informed decision regarding the repurchases described in this letter under “Share Repurchase,” including the timing and pricing of those repurchases, (iii) you are not relying upon Exelon or any of its officers to make any further disclosures to you or to update any disclosures previously made, (iv) you own the shares and the options to acquire shares that are the subject of this agreement and (v) upon transfer of any shares to us in connection with our purchase of such shares, we shall acquire title to them free and clear of all liens, claims and encumbrances.

Notices. Any notices under this agreement shall be in writing, shall be sent by U.S. mail or recognized overnight delivery service, and shall be effective when received. Notices shall be addressed to you and us (attention Executive Vice President and General Counsel) at our respective addresses set forth above or to such other address(es) as you or we shall have notified the other by written notice.

Amendments; Waivers. Any change to the terms of this agreement must be in writing, state that it is an amendment and be signed by you and us. Any waiver must also be in writing and shall be effective only with respect to the action or inaction described therein and not with respect to any reoccurrence of such action or inaction (unless the waiver otherwise expressly so states).

Governing Law. This agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Illinois.

*    *    *    *

If the foregoing accurately reflects our agreement, please so indicate by signing a copy of this letter in the space provided below and returning it to us.

Sincerely,

S/    RANDALL E. MEHRBERG

Randall E. Mehrberg

Executive Vice President and General Counsel

AGREED:

S/    OLIVER D. KINGSLEY, JR.

Oliver D. Kingsley, Jr.

Date: November 8, 2004